Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com	For media inquiries, contact: Norman Iannarelli HWH Public Relations/New Media 203.856.3487 normani@hwhpr.com

CANO PETROLEUM ANNOUNCES FOURTH QUARTER, FISCAL YEAR 2006
RESULTS AND EARNINGS CALL

FORT WORTH, Texas.  September 25, 2006—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2006.  Following are selected financial highlights from the Company’s 10-KSB:

Fourth Quarter Results

For the three months ended June 30, 2006, Cano reported a net income of $1.231 million, or $0.06 per share, on revenues of $7.876 million. The net income benefited from a one time $1.840 million income tax benefit from the Texas margin tax enacted during the quarter and also included a loss on derivative hedging instruments of $335 thousand. For the three months ended June 30, 2005, Cano recorded a net loss of $823 thousand or $.07 per average diluted share, on revenues of $1.701 million.

For the three months ended June 30, 2006, Cano’s sales were 73 MBbls of oil and 295 MMcf of natural gas, or 122 MBOE, a 249% increase when compared to the quarter ended June 30, 2005. During the fourth fiscal quarter, the average prices the Company received for its oil and natural gas were $68.25 per barrel of oil and $9.80 per Mcf of gas, or $64.55 per BOE.  For the same period ending June 30, 2005, oil sales were 27 MBbls at an average price of $49.65 per barrel and natural gas sales were 47 MMcf at an average price of $7.04 per Mcf, or 35 MBOE at an average price of $48.60 per BOE.

Operating revenue for the three-month period ended June 30, 2006, was $7.876 million, up 362% compared to $1.701 million for the same period last year.  Operating income for the three-month period ended June 30, 2006, was $883.6 thousand, compared to an operating loss of $824.4 thousand in the same quarter last year.  The increase was primarily related to increased production volumes reflecting the Panhandle and Pantwist acquisitions which closed in November 2005 and April 2006 respectively, and increased oil and gas prices.

Fiscal Year Results

For the fiscal year ended June 30, 2006, Cano reported a net loss of $1.844 million, or $.08 per average diluted share. The year benefited from $1.840 million from the Texas margin tax that was enacted in May of this year.  Without that adjustment the loss would have been $3.684 million or $0.16 per share. Notable elements in the loss include $387 thousand of operating income, as well as the loss on hedging contracts of $3.245 million. For the fiscal year ended June 30, 2005, Cano recorded a net loss of $3.390 million, or $0.29 per diluted share, which included a $2.984 million operating loss.

For the fiscal year ended June 30, 2006, Cano’s sales were 193 MBbls of oil and 689 MMcf of natural gas, or 308 MBOE, a 160% increase when compared to the fiscal year ended June 30, 2005.  During the current fiscal year reporting period, the average prices the Company received for its oil and natural gas were $63.38 per barrel and $8.87 per Mcf, or $59.76 per BOE.  For the prior fiscal year ending June 30, 2005, oil sales were 89 MBbls at an average price of $48.36 per barrel and natural gas sales were 180 MMcf at an average price of $6.25 per Mcf, or 119 MBOE at an average price of $46.06 per BOE.

Operating revenue for the fiscal year ended June 30, 2006, was $18.408 million, up 235% compared to $5.482 million for the fiscal year ended June 30, 2005.  The increase was primarily related to increased production volumes due to the Panhandle acquisition, the Pantwist acquisition and increased oil and gas prices.

Reserves

Based on the reserve report prepared by independent engineers dated July 1, 2006, we had estimated total proved reserves of 45,385 MBOE of which 9,350 MBOE were proved producing reserves.  This compares with last year’s reserves of 4,787 MBOE of which 2,599 MBOE were proved producing.  The dramatic increase came primarily from the Panhandle and Pantwist acquisitions.  Capital expenditures for the year were $78.365 million; primarily for the acquisitions resulting in a reserve replacement cost of $1.93/BOE.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “FY 2006 was a defining year for Cano shareholders.  We were able to expand our assets growing proved reserves over 800% with an acquisition cost of approximately $1.93 per proved BOE.”  Johnson went on to say, “Our recent $81 million private placement positions us to execute our $41 million capital budget program for FY 2007.”

Balance Sheet Review

At June 30, 2006, current assets were $6.628 million, which included $645 thousand of cash. Current liabilities were $4.464 million and long-term debt was $68.750 million.  The Company’s credit facilities as of June 30, 2006 had $1.25 million available.  As of June 30, 2006, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $137.828 million.  Its stockholders’ equity was $40.636 million.

On September 6, 2006, we sold in a private placement 49,116 shares of Series D Convertible Preferred Stock at a price of $1,000.00 per share and 6,584,247 shares of common stock at a price of $4.83 per share, the three day average closing price of the stock prior to the execution of the definitive agreements, plus a warrant component.  The preferred stock has a 7.875% dividend and features a paid-in-kind (“PIK”) provision that allows, at the investor’s option, the investor to receive additional shares of common stock for the dividend in lieu of a cash dividend payment.  Holders of approximately 55% of the preferred stock chose the PIK dividend option.  The convertible preferred stock is convertible to common stock at a price of $5.75 per share and the common stock is subject to 25% warrant coverage at an exercise price of $4.79 per share.  Gross proceeds from the transactions were $80.9 million, of which $49.1 million was preferred stock and common stock was $31.8 million.

Cash proceeds from the financing have been used to repay $68.75 million in long-term debt outstanding at June 30, 2006 and will be used to provide working capital and for general corporate purposes, including the funding of Cano’s fiscal 2007 capital budget.

The interest rates of the senior and subordinated debt were 8.49% and 12.74% at June 30, 2006, respectively.  Due to repaying the $15 million outstanding balance on the subordinated debt, this debt facility has been permanently retired.  The Senior Credit Agreement with an unused borrowing base of $55 million after the pay down, is our remaining source of debt.

Hedging Activities

Pursuant to Cano’s senior and subordinated credit agreements, the Company is required to maintain financial contracts to hedge its exposure to commodity price risk associated with not less than 50% or more than 80% of expected oil and gas production.  The Company has entered into floors for oil and gas as detailed on the attached schedule.

The Company has no derivative hedging contracts that set a price ceiling.  Therefore, it is entitled to 100% of its revenue receipts and, if crude oil and natural gas NYMEX prices are lower than the price floor, it will be reimbursed for the difference between the NYMEX price and floor price.

During the six month period ended June 30, 2006, there were settlements under our derivative agreements due to Cano amounting to $541 thousand, which is included in our Consolidated Statements of Operations under “Crude oil and natural gas sales.”  The settlements were cumulative monthly payments due to Cano since the NYMEX gas price was lower than the $8.50 “floor gas price.”  The cash flows relating to the derivative instruments are reflected in operating activities on our statements of cash flow.

Earnings Call

The Company will hold an earnings call to discuss fiscal fourth quarter and year end 2006 results and provide an update on its operations on Tuesday, September 26, 2006, at 3:00 P.M. Eastern Time (2:00 P.M. Central Time).

Interested parties can participate in the call by dialing (800) 573-4842 or (617) 224-4327 (outside the U.S.).  The passcode is 66097599.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

FINANCIAL STATEMENTS AND SCHEDULES FOLLOW

CANO PETROLEUM CORPORATION

Operating Revenue Summary

Three- and twelve months Ended June 30, 2006 and 2005

See Form 10-KSB and accompanying notes to these audited financials

CANO PETROLEUM CORPORATION

Consolidated Balance Sheet June 30, 2006

See Form 10-KSB and accompanying notes to these audited financials

CANO PETROLEUM CORPORATION

Consolidated Statements of Operations

Three- and twelve months Ended June 30, 2006 and 2005

See Form 10-KSB and accompanying notes to these audited financials

Cano Petroleum, Inc.

Operational Revenue Summary

	Quarter Ended June 30,		Increase	Fiscal Year Ended June 30,		Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Operating Revenues	$7,875,559	$1,701,203	$6,174,356	$18,407,786	$5,481,640	$12,926,146

Sales
- Oil (MBbls)	73	27	44	193	89	104
- Gas (MMcf)	295	47	257	689	180	509
- Total (MBOE)	122	35	87	308	119	190

Average Price
- Oil ($/ Bbl)	$68.25	$49.65	$19.27	$63.38	$48.36	$15.02
- Gas ($/ Mcf)	$9.80	$7.04	$1.06	$8.87	$6.25	$2.62

Hedging Schedule

					Barrels of
	Floor		Floor		Equivalent
Time	Oil	Barrels	Gas	Gas Mcf	Oil
Period	Price	per Day	Price	per Day	per Day
1/1/06 — 12/31/06	$60	534	$8.50	1,784	832
6/1/06 — 12/31/06	$60	79	$7.60	690	194
1/1/07 — 12/31/07	$55	507	$8.00	1,644	781
1/1/07 — 12/31/07	$60	72	$7.60	658	182
1/1/08 — 12/31/08	$55	479	$7.50	1,534	735
1/1/08 — 12/31/08	$60	66	$7.60	592	164
1/1/09 — 4/30/09	$60	59	$7.60	559	152

See Form 10-KSB and accompanying notes to these audited financials

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEET
June 30, 2006

ASSETS
Current assets
Cash and cash equivalents	$644,659
Accounts receivable	3,563,649
Derivative assets	1,176,959
Other current assets	1,243,189
Total current assets	6,628,456

Oil and gas properties, successful efforts method	133,176,618
Less accumulated depletion and depreciation	(2,126,049)
Net oil and gas properties	131,050,569

Fixed assets and other, net	6,778,055
Derivative assets	1,705,855
Goodwill	785,796
TOTAL ASSETS	$146,948,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,304,198
Oil and gas payable	1,399,047
Accrued liabilities	321,183
Taxes payable	419,692
Current portion of asset retirement obligations	19,809
Total current liabilities	4,463,929
Long-term liabilities
Long-term debt	68,750,000
Asset retirement obligations	1,587,569
Deferred tax liability	31,511,000
Total liabilities	106,312,498

Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 50,000,000 authorized; 26,987,941 issued and 25,719,647 outstanding; including 2,644,192 shares held in escrow	2,685
Additional paid-in capital	53,054,699
Accumulated deficit	(11,850,419)
Treasury stock, at cost; 1,268,294 shares held in escrow	(570,732)
Total stockholders’ equity	40,636,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$146,948,731

See accompanying notes to these financial statements.

See Form 10-KSB and accompanying notes to these audited financials

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2006	2005	2006	2005
Operating Revenues:
Crude oil and natural gas sales	$7,875,559	$1,701,203	$18,407,786	$5,481,640

Operating Expenses:
Lease operating expenses	2,805,678	914,242	6,865,515	2,730,079
Production and ad valorem taxes	593,938	100,987	1,295,420	342,796
General and administrative	2,532,818	884,079	7,223,050	3,006,046
Deferred compensation expense	126,976	481,755	570,523	1,823,040
Accretion of asset retirement obligations	32,077	53,370	107,733	69,814
Depletion and depreciation	900,453	91,130	1,958,651	494,668
Total operating expenses	6,991,940	2,525,563	18,020,892	8,466,443

Income (loss) from operations	883,619	(824,360)	386,894	(2,984,803)

Other income (expenses):
Unrealized loss on hedge contracts	(335,151)	—	(3,245,588)	—
Interest expense	(1,347,507)	752	(2,608,197)	—
Interest income and deductions, net	2,136	373	124,467	11,661
Total other income (expenses)	(1,680,522)	1,125	(5,729,318)	11,661

Loss before income tax benefit	(796,903)	(823,235)	(5,342,424)	(2,973,142)

Deferred income tax benefit	2,028,000	—	3,498,000	—

Net income (loss)	1,231,097	(823,235)	(1,844,424)	(2,973,142)

Preferred stock discount	—	—	—	416,534

Net gain (loss) applicable to common stock	$1,231,097	$(823,235)	(1,844,424)	(3,389,676)

Net gain (loss) per share—basic and diluted	$0.06	$(0.05)	$(0.08)	$(0.29)

Weighted average common shares outstanding—Basic and diluted	24,234,120	15,187,757	22,364,099	11,839,080

See Form 10-KSB and accompanying notes to these audited financials

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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